EXHIBIT 23.1


                       Consent of Independent Accountants

We hereby consent to the incorporation by refernce in this Registration Statement on Form S-8 of our reports dated January 28, 1999 relating to the financial statements and financial statement schedules of Sequent Computer Systems, Inc. which appear in Sequent Computer Systems, Inc.'s Annual Report on Form 10-K for the year ended January 2, 1999.


PRICEWATERHOUSECOOPERS LLP


Portland, Oregon
September 8, 1999